2850 Frontier Drive Warsaw, Indiana 46582 www.orthopediatrics.com 877.268.6339 574.268.6379 574.269.3692 TOLL-FREE PHONE FAX SCOLIOSIS SPORTS MEDICINE TRAUMA & DEFORMITY CLINICAL EDUCATION OrthoPediatrics Corp. Launches Sterile Implants for PNP | FEMUR System WARSAW, Indiana, January 5, 2021 — OrthoPediatrics Corp. (“OrthoPediatrics”) (NASDAQ: KIDS), a company exclusively focused on advancing the field of pediatric orthopedics, announced the 510(k) approval, and limited U.S. launch of its first sterile-packed implants for the Pediatric Nailing Platform | FEMUR (“PNP|FEMUR”). The PNP|FEMUR system, now available in 4 countries, was designed for use in pediatric patients to address femoral shaft fractures, subtrochanteric femur fractures, ipsilateral neck/shaft fractures, prophylactic nailing of impending pathologic fractures, nonunions, malunions, and fixation of femurs that have been surgically prepared (osteotomy) for correction of deformity. Worldwide, the PNP|FEMUR system has been used to treat over 1,000 children since its launch in 2018. With the introduction of sterile nails, the next generation PNP|FEMUR system continues to add more options and new flexibility for surgeons and hospital systems. Now, the most comprehensive pediatric specific PNP|FEMUR implant offering will be made available sterile. The 510(k) clearance and availability of this implant helps hospitals improve patient safety and better trace implant usage while lowering Sterile Processing Departments’ turnover burden and costs. Joe Hauser, OrthoPediatrics’ Vice President of Trauma & Deformity Correction, stated, “The introduction of sterile implants represents an important addition to our portfolio of sterile implant offerings. We are committed to adding sterile implants to the systems that can provide real value to our customers. We are strategically aligned with our customers to decrease the overall footprint of all our systems while balancing and ensuring intraoperative efficiency.” About OrthoPediatrics Corp. Founded in 2006, OrthoPediatrics is an orthopedic company focused exclusively on advancing the field of pediatric orthopedics. As such it has developed the most comprehensive product offering to the pediatric orthopedic market to improve the lives of children with orthopedic conditions. OrthoPediatrics currently markets 35 surgical systems that serve three of the largest categories within the pediatric orthopedic market. This product offering spans trauma and deformity, scoliosis, and sports medicine/other procedures. OrthoPediatrics’ global sales organization is focused exclusively on pediatric orthopedics and distributes its products in the United States and 43 countries outside the United States. For more information, please visit www.orthopediatrics.com. Investor Contact The Ruth Group Jan Medina, CFA (646) 536-7035 jmedina@theruthgroup.com